Filed Pursuant to Rule 424(b)(5)
Registration No. 333-291146

Prospectus Supplement, Dated October 29, 2025
(To Prospectus Dated October 29, 2025)
75,000,000 Common Shares
Cleveland-Cliffs Inc.

We are selling 75,000,000 of our common shares, par value $0.125 per share ("common shares"). Our common shares trade on the New York Stock Exchange ("NYSE") under the symbol “CLF.” On October 28, 2025, the last sale price of the common shares as reported on the NYSE was $14.09 per share.
Investing in our common shares involves risks. See “Risk Factors” herein and beginning on page 7 of the accompanying prospectus.
The underwriter proposes to offer the common shares from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”
The underwriter has agreed to purchase the common shares from us at a price of $12.69 per share, which will result in $951,750,000 of proceeds to us, before expenses.
The underwriter may also exercise its option to purchase up to an additional 11,250,000 common shares from us, at the price per share set forth above, for 30 days after the date of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares will be ready for delivery on or about October 31, 2025.

UBS Investment Bank

The date of this prospectus supplement is October 29, 2025.

Table of Contents
Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the common shares we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference into this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with additional information under the headings “Where You Can Find More Information” and “Information We Incorporate By Reference.”
We have not, and the underwriter has not, authorized anyone to provide you with any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide to you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriter is not, making offers to sell the common shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
Except as otherwise indicated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our,” the “Company” or “Cliffs” or other similar terms mean Cleveland-Cliffs Inc. and its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov.
We make available, free of charge, on our website at www.clevelandcliffs.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus supplement or the accompanying prospectus.
INFORMATION WE INCORPORATE BY REFERENCE
We are incorporating by reference certain information that Cliffs files with the SEC, which means:
•incorporated documents are considered part of this prospectus supplement;
•we can disclose important information to you by referring you to those documents; and
•information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and incorporated filings.
We incorporate by reference the documents listed below that Cliffs filed with the SEC under the Exchange Act:
•Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on February 25, 2025);
•Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 (filed with the SEC on May 8, 2025), June 30, 2025 (filed with the SEC on July 23, 2025) and September 30, 2025 (filed with the SEC on October 22, 2025);
•Current Reports on Form 8-K filed with the SEC on January 3, 2025, January 17, 2025, February 3, 2025 (with respect to Item 8.01 only), February 6, 2025, May 21, 2025, September 3, 2025, September 8, 2025, October 7, 2025 and October 10, 2025;
•Definitive Proxy Statement on Schedule 14A (filed with the SEC on April 2, 2025), to the extent incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2024; and
•Description of our common shares contained in Exhibit 4.27 to our Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on February 25, 2025), and any subsequently filed amendments and reports updating such description.
We also incorporate by reference each of the documents that Cliffs files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and until the completion of this offering. We do not and will
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not, however, incorporate by reference into this prospectus supplement or in the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.
We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:
Cleveland-Cliffs Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114
Attention: Investor Relations
Telephone: 1-216-694-5700

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NON-GAAP FINANCIAL MEASURES
We believe that the financial statements and the other financial data included in, or incorporated by reference into, this prospectus supplement have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the United States (“GAAP”), and the regulations published by the SEC and are consistent with current practice with the exception of the presentation of earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted, with respect to Cliffs.
Adjusted EBITDA (as defined below) is a non-GAAP financial measure and is not calculated in the same manner by all companies, and, accordingly, is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. The use of the non-GAAP financial measures as analytical tools has limitations and you should not consider them in isolation, or as substitutes for an analysis of our results of operations as reported in accordance with GAAP. Adjusted EBITDA is not a measurement of financial performance or condition under GAAP and should not be considered as an alternative to net income, operating income or any other financial performance measure derived in accordance with GAAP.
Cliffs evaluates performance based on Adjusted EBITDA, which is defined as EBITDA, excluding certain items such as EBITDA from noncontrolling interests, idled facilities charges, arbitration decision, acquisition-related costs, changes in fair value of derivatives, net, loss on extinguishment of debt, severance, amortization of inventory step-up, currency exchange, loss on disposal of assets, goodwill impairment, and other, net (“Adjusted EBITDA”).
This measure is used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry. In addition, management believes Adjusted EBITDA is a useful measure to assess the earnings power of the business without the impact of capital structure and can be used to assess our ability to service debt and fund future capital expenditures of the business.
For additional information about Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, see the section titled “Summary—Summary Historical Consolidated Financial Data” in this prospectus supplement.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, including the documents incorporated by reference, contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “anticipate,” “assume,” “believe,” “build,” “continue,” “create,” “design,” “estimate,” “expect,” “focus,” “forecast,” “future,” “goal,” “guidance,” “imply,” “intend,” “look,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “strategy,” “target,” “work,” “could,” “may,” “should,” “will,” “would” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements with respect to our business, strategy and plans and future financial condition and performance. These statements speak only as of the date of this prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by such forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:
•continued volatility of steel, scrap metal and iron ore market prices, which directly and indirectly impact the prices of the products that we sell to our customers;
•uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry;
•potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity and production, prevalence of steel imports, reduced market demand and oversupply of iron ore;
•severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges of one or more of our major customers, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us;
•risks related to U.S. government actions and other countries’ reactions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974) (“Section 232”), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports;
•impacts of existing and changing governmental regulation, including actual and potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements, and reclamation and remediation obligations;
•potential impacts to the environment or exposure to hazardous substances resulting from our operations;
•our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business, or to repurchase our common shares;
•our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all;
•adverse changes in credit ratings, interest rates, foreign currency rates and tax laws;
•challenges to successfully implementing our business strategy to achieve operating results in line with our guidance;
•the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, antitrust claims, environmental matters, government investigations, occupational or personal injury claims, property-related matters, labor and employment matters, or suits involving legacy operations and other matters;
•supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, other alloys, coke and metallurgical coal, and critical manufacturing equipment and spare parts;

•problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us;
•the risk that the cost or time to implement a strategic or sustaining capital project may prove to be greater than originally anticipated;
•our ability to consummate any public or private acquisition or divestiture transactions and the transactions contemplated by the Memorandum of Understanding (as defined below) announced in October 2025 and to realize any or all of the anticipated benefits or estimated future synergies, including any expected accretion, as well as to successfully integrate any acquired businesses into our existing businesses;
•uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events;
•cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of our or third parties’ sensitive or essential business or personal information and the inability to access or control systems;
•liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets, trigger contractual liabilities or termination costs, and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine;
•our ability to realize the anticipated synergies or other expected benefits of the completed acquisition on November 1, 2024 of Stelco Holdings Inc. (the “Stelco Acquisition”), as well as the impact of additional liabilities and obligations incurred in connection with the Stelco Acquisition;
•our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks;
•uncertainties associated with our ability to meet customers’ and suppliers’ decarbonization goals and reduce our greenhouse gas (“GHG”) emissions in alignment with our own announced targets;
•challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces GHG emissions, and our ability to foster a consistent operational and safety track record;
•our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, option, easement or other possessory interest for any mining property;
•our ability to maintain satisfactory labor relations with unions and employees;
•unanticipated or higher costs associated with pension and other postretirement benefits obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations;
•uncertain availability or cost of skilled workers to fill critical operational positions and potential labor shortages caused by experienced employee attrition or otherwise, as well as our ability to attract, hire, develop and retain key personnel;
•our ability to complete the requisite technical and economic studies to determine the economic potential for extraction of rare earths at our properties, and the risk that rare-earth extraction at our properties may be uneconomical;
•potential significant deficiencies or material weaknesses in our internal control over financial reporting; and
•other risks described in our Annual Report on Form 10-K for the year ended December 31, 2024.
These factors and the other risk factors described in this prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein about us and our common shares being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in our common shares. For a more complete understanding of us, we encourage you to read this prospectus supplement, including the information incorporated by reference into this prospectus supplement, and the other documents to which we have expressly referred you. In particular, we encourage you to read the historical financial statements, and the related notes, incorporated by reference into this prospectus supplement. Investing in our common shares involves significant risks, as described in the “Risk Factors” section herein and in the accompanying prospectus and the information included and incorporated by reference herein.
Our Company
We are a leading North America-based steel producer with focus on value-added sheet products, particularly for the automotive industry. We are vertically integrated from the mining of iron ore, production of pellets and direct reduced iron, and processing of ferrous scrap through primary steelmaking and downstream finishing, stamping, tooling and tubing. Headquartered in Cleveland, Ohio, we employ approximately 30,000 people across our operations in the United States and Canada. More than 90% of our hourly workforce is represented by three prominent unions—United Steelworkers (“USW”), United Auto Workers and International Association of Machinists and Aerospace Workers.
See “—Our Strategy” for more information.
Our Operations
We have a vertically integrated portfolio, which begins at the mining stage and goes all the way through the manufacturing of steel products, including stamping, tooling and tubing. We have the unique advantage as a steel producer of being fully or partially self-sufficient with our production of raw materials for steel manufacturing, which includes iron ore pellets, hot briquetted iron (“HBI”), scrap and coking coal. We are organized into four operating segments based on the differentiated products – Steelmaking, Tubular, Tooling and Stamping and European Operations. We primarily operate through one reportable segment – the Steelmaking segment.
Our primary steel producing and finishing facilities are located across Indiana, Michigan, Ohio, Pennsylvania, and Ontario. We operate eight blast furnaces and four electric arc furnaces (“EAFs”) with the configured capability of producing approximately 22.0 million net tons of raw steel annually. Raw steel is generally cast into slabs and finished based on customer specifications. Finishing is completed on site at our integrated operations or at one of our standalone finishing facilities.
Ferrous raw materials for the production of steel are primarily internally sourced from our iron ore mines in Michigan and Minnesota, our direct reduction plant in Ohio and our scrap facilities in Michigan, Ohio, Tennessee, Florida and Ontario. We also operate a coal mining complex in West Virginia and produce coke from our facilities in Indiana, Ohio, Pennsylvania and Ontario.
Our other businesses primarily includes the Tubular and Tooling and Stamping operating segments that provide customer solutions with carbon and stainless steel tubing products, advanced-engineered solutions, tool design and build, hot- and cold-stamped steel components and complex assemblies.
Our Strategy
Maximize Our Commercial Strengths
We offer a full suite of flat steel products encompassing effectively all of our customers’ needs. We are a leading supplier to the automotive sector, where our portfolio of high-end products delivers a broad range of differentiated solutions for this highly sought after customer base. As an established and reliable supplier of domestically produced automotive-grade steel, we expect to bolster our position as an industry leader going forward.
Our unique capabilities, driven by our portfolio of assets and technical expertise, give us an advantage in our flat-rolled product offering. We offer products that have superior formability, surface quality, strength and corrosion resistance for the automotive industry. In addition, our state-of-the-art Research and Innovation Center in Middletown, Ohio gives us the ability to collaborate with our customers and create new products and develop new and efficient steel manufacturing processes.

Our five-year contract to supply semi-finished steel slabs that was initiated in connection with the closing of the acquisition of ArcelorMittal USA concludes in December 2025. This has historically represented approximately 10 percent of our sales volume and has recently become unprofitable as a result of current market conditions. The conclusion of this contract provides a significant opportunity to shift sales and product mix to higher margin business and improve efficiency within our operations.
Support Domestically Produced Automotive Sales
On March 7, 2025, we announced a “Buy American” incentive program for all of our employees in an effort to support President Trump’s long-term vision of bringing manufacturing back to the United States. Under this program, any Cliffs employee who purchases or leases a new American-built vehicle in 2025 with substantial Cliffs steel content will receive a $1,000 cash bonus in connection with the purchase or lease.
We continue to work with our automotive partners to ensure the availability of domestically produced, automotive-grade steel. With the recently announced automotive tariffs, we expect to see an increase in demand for domestically produced vehicles, which we believe should result in an increase in production of vehicles in the United States. As a leading supplier of automotive-grade steel, we expect to benefit from any increased production of vehicles in the United States over the coming years. In addition, if we can arrange higher volume contracts with our automotive original equipment manufacturer customers by capturing tariff-driven increases in automotive production, we may be able to realize meaningful annual EBITDA improvement opportunities.
Optimize Our Fully-Integrated Steelmaking Footprint
We are a fully-integrated steel enterprise with an expansive footprint providing the opportunity to achieve healthy margins for flat-rolled steel throughout the business cycle. Our focus remains on realizing our inherent cost advantage in flat-rolled steel while continuing to optimize our footprint. The combination of our ferrous raw materials, including iron ore, scrap and HBI, allows us to do so relative to peers who must rely on more unpredictable and unreliable raw material sourcing strategies. This has contributed, in part, to significant cost reductions in the unit cost per ton of steel, which we expect to continue to decrease in 2025 as compared to 2024.
We have ample access to scrap, along with internally sourced iron ore pellets and HBI. Our ability to optimize use of these raw materials in our blast furnaces and basic oxygen furnaces (“BOFs”) ultimately boosts liquid steel output, reduces coke needs and lowers carbon emissions from our operations.
During 2025, we made the decision to fully or partially idle or permanently close six of our operations. We made the decision to idle our blast furnace, BOF steel shop, and continuous casting facilities at our Dearborn Works facility. We also made the decision to permanently close Conshohocken, Riverdale and Steelton due to underperformance at these operations. Additionally, we made the decision to idle the Minorca mine and partially idle the Hibbing Taconite mine in order to consume excess pellet inventory produced in 2024. Our recent changes allow us to streamline our operations and enhance efficiency, with minimal impact to our flat-rolled steel output.
During the second quarter of 2025, we announced the commissioning of our new state-of-the-art vertical stainless bright anneal line at our Coshocton Works facility in Coshocton, Ohio. We made a $150 million capital investment in this anneal line to enhance our ability to supply premium stainless steel for high-end automotive and critical appliance applications. The new annealing line uses a 100% hydrogen atmosphere, replacing the conventional acid-based processing, and includes a hydrogen recovery unit to recycle hydrogen and use a 50/50 mix of new and used hydrogen in the process. This new line is expected to improve efficiency and the quality of our products at Coshocton Works.
Capture Synergies from Recent Acquisitions
On November 1, 2024, we completed the acquisition of Stelco Holdings Inc. (“Stelco”). The Stelco Acquisition confirms our commitment and leadership in integrated steel production in North America and strengthens our cost position by incorporating one of the lowest cost flat-rolled steelmaking assets in North America within our footprint. The Stelco Acquisition expands our existing presence in Canada and diversifies our customer base in Canada across service centers, construction and other industrial end markets with higher volumes of spot sales. As a result of the Stelco Acquisition, our exposure to the North American spot market has doubled, giving us further insight into spot market dynamics and diversifying our customer base toward spot customers.
We have demonstrated a consistent track record of capturing potential synergies associated with value-enhancing transactions through mergers and acquisitions. Significant synergy opportunities from the Stelco Acquisition have been identified, including asset and capital expenditure optimization, procurement savings, selling, general and administrative expenses, duplicative public company costs and other opportunities. With our proven ability to integrate acquired assets and capture synergies, along with our powerful partnership with our union and non-union employees, we are confident in our ability to achieve identified synergies related to the Stelco Acquisition.
Explore Strategic Opportunities
During the third quarter of 2025, we announced that we engaged an investment bank as our advisor and launched sell-side processes to explore the potential sale of certain non-core operating assets. As an American-based company with desirable assets, we are favorably positioned to potentially benefit from asset sales. In addition to non-core operating assets, we have received inbound inquiries for us to sell recently idled facilities and certain other inactive sites. We expect the net proceeds of any potential transaction would be used to pay down debt.
Also, during the third quarter of 2025, we signed a Memorandum of Understanding (the “Memorandum of Understanding”) with a major global steel producer who seeks to leverage our unmatched U.S. footprint and trade-compliant operations. The Memorandum of Understanding reflects rising interest in Cliffs amid the resurgence of U.S. manufacturing and should enable smooth onboarding for downstream industrial customers moving production from the party’s home country to the United States. The potential transaction with this party is expected to be highly accretive to Cliffs shareholders. While no assurance can be provided that any opportunities under the Memorandum of Understanding will be captured or yield anticipated benefits, we are committed to advancing this partnership and leveraging the combined resources and strengths of both companies. We are aligned in our vision for a stronger, self-reliant, and mutually beneficial industrial base across both nations.
Beyond steelmaking, the renewed importance of rare earths in the United States has driven us to re-focus on this potential opportunity at our upstream mining assets. We have begun to explore rare earths at our ore bodies and tailings basins and have identified two sites with key geological indicators for rare earth extraction potential. If successful, it would align Cleveland-Cliffs with the broader national strategy for critical material independence. Before we can determine the economic potential for rare-earth extraction at our properties, we will need to conduct additional technical and economic studies. There can be no assurance that rare-earth extraction at our properties will be economical.
Enhance Our Environmental Sustainability
We remain committed to operating our business in a more sustainable manner. In May 2024, we announced our commitment to achieve new GHG emissions reduction targets after we successfully achieved our prior commitment set in 2021 to reduce Scope 1 (direct emissions) and Scope 2 (indirect emissions from purchased electricity or other forms of energy) GHG emissions by 25% by 2030, relative to 2017 levels, well ahead of our 2030 target year. Our new goals set forth below, relative to 2023 levels, include:
•A target to reduce Scope 1 and 2 GHG emissions intensity per metric ton of crude steel by 30% by 2035;
•A target to reduce material upstream Scope 3 GHG emissions intensity per metric ton of crude steel by 20% by 2035; and
•A long-term target aligned with the Paris Agreement’s 1.5 degrees Celsius scenario to reduce Scope 1, 2 and material upstream 3 emissions intensity per metric ton of crude steel to near net zero by 2050.
We have made significant progress in reducing our emissions on a per ton basis. Since 2020, we have reduced our average Scope 1 and 2 emissions of integrated mills from 1.82 to 1.58 metric tons of CO2e per metric ton of crude steel produced in 2024, which is 27% lower than the global industry average.
Maintain Financial Flexibility
Given the cyclicality of our business, it is important to us to be in the financial position to easily withstand economic cycles and be opportunistic when attractive strategic opportunities arise. Since becoming a steel company in 2020, we have demonstrated our ability to generate healthy free cash flow and use it to reduce substantial amounts of debt, return capital to shareholders through share repurchases and make investments to both improve and grow our business.
We have a track record of demonstrating that we can quickly deleverage our balance sheet and have also historically shown our ability to take advantage of volatility in the debt markets and repurchase notes at a discount. We expect to generate healthy free cash flow in the coming years and intend to utilize it to deleverage our balance sheet. We also maintain a long maturity runway with our outstanding debt, with our nearest maturities coming in 2029, have healthy liquidity, and have approximately $3.2 billion of secured debt capacity, which supports our flexibility to navigate varied economic environments for extended periods of time.

Competitive Strengths
As a leading North America-based steel producer, we benefit from having the size and scale necessary in a competitive, capital intensive business. We have a unique vertically integrated profile from mined raw materials, direct reduced iron, and ferrous scrap to primary steelmaking and downstream finishing, stamping, tooling and tubing. This positioning gives us more predictable costs throughout our supply chain and more control over both our manufacturing inputs and our end-product destination.
One of our most critical strengths that differentiates us from others in our industry is a unique and powerful partnership with our unionized workforce, particularly the USW. With over 20,000 employees subject to collective bargaining agreements, our strong and productive labor relationships are key to our long-term success and allow us to work together in achieving our goals. A clear example of the strength of our relationship is how we partner together to fight against dumped and illegally subsidized imported steel products. Our deep alignment with our represented employees is also recognized by our political leaders, who often publicly support us as a significant employer of a unionized workforce with a track record of working to maintain and increase middle class jobs.
Our primary competitive strength lies within our automotive steel business. We are a leading supplier of automotive-grade steel in the U.S. Compared to other steel end markets, automotive steel is generally higher quality, more operationally and technologically intensive to produce, and requires significantly more devotion to customer service than other steel end markets. This dedication to service and the infrastructure in place to meet our automotive customers’ demanding needs took decades to develop. We have continued to invest capital and resources to meet the requirements needed to serve the automotive industry.
Due to its demanding nature, the automotive steel business typically generates higher through-the-cycle margins, making it a desirable end market. Demand for our automotive-grade steel is expected to be healthier in the coming years as a result of government support for domestically produced vehicles, low unemployment rate, declining interest rates and the replacement of older vehicles. As an established and reliable supplier of domestically produced automotive-grade steel, we expect customers to continue to look to us to serve increased demand in the coming years.
Since becoming a steel company in 2020, we have dedicated significant resources to maintain and upgrade our facilities and equipment. The quality of our assets gives us a unique advantage in product offerings and operational efficiencies. After elevated spend in 2022 to perform overdue maintenance work at the facilities acquired as part of our 2020 acquisitions, we resumed normalized levels of maintenance capital and operating expenses in 2023, which continued throughout 2024 and into 2025. The necessary resources that we have invested in our footprint are expected to keep our assets at an automotive-grade level of quality and reliability for years to come.
Our utilization of annual or multi-year fixed price contracts provides us a competitive advantage, as the steel industry is often viewed as volatile and subject to the market price of steel. Our fixed price contracts mitigate pricing volatility through the cycle. Approximately 30-35% of our volumes are sold under these contracts.
Our ability to source our primary feedstock domestically, and primarily internally, is a competitive strength. This model reduces our exposure to volatile pricing and unreliable global sourcing. The ongoing conflict between Russia and Ukraine and the Trump administration’s focus on U.S. manufactured products have displayed the importance of our North American-centric footprint, as our competitors primarily operating EAF facilities rely on imported pig iron to produce flat-rolled steel, the supply of which is expected to be disrupted. Additionally, the outcome of ongoing trade discussions could result in additional tariffs on other raw materials that could further elevate the cost structure for our competitors who import raw materials. The best example is our legacy business of producing iron ore pellets. By internally sourcing the vast majority of our iron ore pellet requirements, our primary steelmaking raw material feedstock can be secured at a stable and predictable cost and not be subject to as many factors outside of our control.
We believe we offer the most comprehensive flat-rolled steel product selection in the industry, along with several complementary products and services. A sampling of our offering includes advanced high-strength steel (“AHSS”), hot-dipped galvanized, aluminized, galvalume, electrogalvanized, galvanneal, hot-rolled coil (“HRC”), cold-rolled coil, plate, grain-oriented electrical steel (“GOES”), non-oriented electrical steel (“NOES”), stainless steels, tool and die, stamped components, slab and cast ingot. Across the quality spectrum and the supply chain, our customers can frequently find the solutions they need from our product selection.
We are a leading producer of electrical steels referred to as GOES and NOES in the United States, which we believe will be critical for the modernization of the electrical grid and the infrastructure needed to allow for increased electric-vehicle (“EV”) adoption, both of which require electrical steels. Distribution transformers are critical to the maintenance and expansion of America’s electric grid. Transformers are in short supply, and that shortage stifles economic growth across the country. The shortage will continue to be exacerbated by the widespread adoption of Artificial Intelligence in virtually all sectors of the economy, which will exponentially increase the consumption of electricity in the United States and worldwide. Because of these industry dynamics and our current customer base, our electrical steel business is expected to continue to achieve strong profitability in the coming years.
We are the first and the only producer of HBI in the Great Lakes region. From our Toledo, Ohio facility, we produce a high-quality, low-cost and low-carbon intensive HBI product that can be used in our blast furnaces as a productivity enhancer, or in our BOFs and EAFs as a premium scrap alternative. We use HBI to stretch our hot metal production, lowering carbon intensity and reliance on coke. With increasing tightness in the scrap and metallics markets combined with our own internal needs, we expect our Toledo direct reduction plant to continue to support our operational efficiency going forward. The unique value of our HBI facility is even more evident as recent trade discussions could result in tariffs on pig iron or other imported raw materials for competitors who rely on international suppliers.
Recent Developments
On September 8, 2025, we issued $850 million aggregate principal amount of 7.625% Senior Guaranteed Notes due 2034 (the “7.625% 2034 Notes”) at par and used the net proceeds to redeem all of the outstanding 2027 Notes (as defined below) and to repay borrowings under our existing asset-based revolving credit facility (the “ABL Facility”). On October 10, 2025, we issued an additional $275 million aggregate principal amount of 7.625% 2034 Notes at 102.75% of their principal amount and used the net proceeds to repay borrowings under our ABL Facility.
On October 3, 2025, we redeemed in full the outstanding (1) $556 million aggregate principal amount of our 5.875% Senior Guaranteed Notes due 2027 (the “5.875% 2027 Notes”) at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date, (2) $73 million aggregate principal amount of our 7.000% Senior Guaranteed Notes due 2027 (the “7.000% 2027 Notes”) at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date and (3) $56 million aggregate principal amount of Cleveland-Cliffs Steel Corporation’s (f/k/a AK Steel Corporation) 7.000% Senior Notes due 2027 (together with the 5.875% 2027 Notes and the 7.000% 2027 Notes, the “2027 Notes”) at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date.
During the third quarter of 2025, we signed the Memorandum of Understanding with a major global steel producer who seeks to leverage our unmatched U.S. footprint and trade-compliant operations. The Memorandum of Understanding reflects rising interest in Cliffs amid the resurgence of U.S. manufacturing and should enable smooth onboarding for downstream industrial customers moving production from the party’s home country to the United States. The potential transaction with this party is expected to be highly accretive to Cliffs shareholders. While no assurance can be provided that any opportunities under the Memorandum of Understanding will be captured or yield anticipated benefits, we are committed to advancing this partnership and leveraging the combined resources and strengths of both companies. We are aligned in our vision for a stronger, self-reliant, and mutually beneficial industrial base across both nations.
Corporate Information
Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315. Our main telephone number is (216) 694-5700, and our website address is www.clevelandcliffs.com. The information contained on, or accessible through, our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus supplement.

The Offering

Issuer	Cleveland-Cliffs Inc.

Common shares offered by us	75,000,000 common shares (or 86,250,000 common shares if the underwriter exercises its option to purchase additional common shares from us in full).

Common shares outstanding immediately after this offering(1)	569,707,468 common shares (or 580,957,468 common shares if the underwriter exercises its option to purchase additional common shares from us in full).

Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and estimated offering expenses that we must pay, will be approximately $950.9 million. If the underwriter exercises its option to purchase additional common shares from us in full, we estimate that our net proceeds will be approximately $1.1 billion.

We intend to use the net proceeds to us from this offering to repay borrowings under our ABL Facility. Any remaining net proceeds will be used for general corporate purposes. See “Use of Proceeds.”

Risk factors
An investment in our common shares involves various risks. Prospective investors should carefully consider the matters described in the sections of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” and other information included or incorporated by reference into this prospectus supplement and the prospectus.

Exchange listing	Our common shares are traded on the NYSE under the symbol “CLF.”
(1) The number of our common shares to be outstanding immediately after this offering is based on 494,707,468 shares outstanding as of October 22, 2025.

Summary Historical Consolidated Financial Data
The table below sets forth our summary historical consolidated financial and other statistical data for the periods presented. Except as otherwise described below or noted within NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, we derived the summary historical consolidated financial data and other statistical data as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022 from our audited consolidated financial statements and other information in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus supplement. Except as otherwise described, we have derived the summary historical consolidated financial data as of September 30, 2025, and for the nine-month periods then ended from our unaudited consolidated financial statements, and other information in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, which is incorporated by reference herein. We derived “steel shipments (in thousands of net tons)”, “average selling price per net ton of steel products”, “repurchases of common shares”, “common shares outstanding – basic (millions), at end period” and “total assets” as of December 31, 2022 or for the year ended December 31, 2022, as applicable, and “finance leases” (included in the calculation of “Long-term debt obligations (including finance leases)”), as of December 31, 2023, from our Annual Report on Form 10-K for the year ended December 31, 2023, which is not incorporated by reference into this prospectus supplement. We derived “finance leases” (included in the calculation of “Long-term debt obligations (including finance leases)”), as of December 31, 2022 from our Annual Report on Form 10-K for the year ended December 31, 2022, which is not incorporated by reference into this prospectus supplement. We derived “common shares outstanding – basic (millions), at end period”, “total assets” and “Long-Term Debt” (included in the calculation of “Long-term debt obligations (including finance leases)”) as of September 30, 2024 from our unaudited Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, which is not incorporated by reference into this prospectus supplement. The interim unaudited financial data have been prepared on the same basis as the audited financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results. Summary historical consolidated financial and other statistical data should be read in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference into this prospectus supplement.
The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Cliffs’ Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, including the section in each titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and accompanying notes included in the reports incorporated by reference into this prospectus supplement.

	(In Millions, except per share amounts)
	Year Ended December 31,			Nine Months Ended September 30,
	2024	2023	2022	2025	2024
Financial data
Revenues	$19,185	$21,996	$22,989	$14,297	$14,860
Income (loss) from continuing operations	(714)	435	1,363	1,190	(280)
Income (loss) from discontinued operations, net of tax	—	1	3	(3)	—
Earnings (loss) per common share attributable to Cliffs common shareholders - basic
Continuing operations	$(1.58)	$0.75	$2.55	$(2.49)	$(0.66)
Discontinued operations	—	—	—	—	—
Earnings (loss) per common share attributable to Cliffs common shareholders - basic	$(1.58)	$0.75	$2.55	$(2.49)	$(0.66)
Earnings (loss) per common share attributable to Cliffs common shareholders - diluted
Continuing operations	$(1.58)	$0.75	$2.53	$(2.49)	$(0.66)
Discontinued operations	—	—	—	—	—
Earnings (loss) per common share attributable to Cliffs common shareholders - diluted	$(1.58)	$0.75	$2.53	$(2.49)	$(0.66)
Total assets	$20,947	$17,537	$18,755	$20,290	$16,796
Long-term debt obligations (including finance leases)	$7,384	$3,303	$4,371	$8,381	$3,971
Cash dividends declared to common shareholders
- Per share	$—	$—	$—	$—	$—
- Total	—	—	—	—	—
Repurchases of common shares	$(733)	$(152)	$(240)	$—	$(733)
Common shares outstanding - basic (millions)
- Weighted average for period	480	510	519	495	478
- At period-end	494	505	513	495	468

	(in Millions)
	Year Ended December 31,			Nine Months Ended September 30,
	2024	2023	2022	2025	2024
Third-party Sales:
Hot-rolled steel	$4,276	$4,864	$4,529	$3,620	$3,246
Cold-rolled steel	2,712	2,658	3,193	1,872	2,131
Coated steel	5,773	6,661	6,905	4,195	4,546
Stainless and electrical steel	1,807	2,281	2,284	1,344	1,390
Plate	1,119	1,444	1,651	808	887
Slab and other steel products	1,178	1,329	1,492	727	929
Other	2,320	2,759	2,935	1,731	1,731
Total	$19,185	$21,996	$22,989	$14,297	$14,860

	Year Ended December 31,			Nine Months Ended September 30,
	2024	2023	2022	2025	2024
Steel shipments (in thousands of net tons)	15,596	16,432	14,751	12,459	11,769
Average selling price per net ton of steel products	$1,081	$1,171	$1,360	$1,009	$1,116

	(in Millions)
	Year Ended December 31,			Nine Months Ended September 30,
	2024	2023	2022	2025	2024
Reconciliation of Net Income (Loss) to Total Adjusted EBITDA
Net income (loss)	$(714)	$436	$1,366	$(1,193)	$(280)
Less
Interest expense, net	(370)	(289)	(276)	(442)	(235)
Income tax benefit (expense)	236	(144)	(419)	375	100
Depreciation, depletion and amortization	(951)	(973)	(1,034)	(963)	(693)
Total EBITDA	$371	$1,842	$3,095	$(163)	$548
Less:
EBITDA from noncontrolling interests	$76	$83	$74	$61	$56
Idled facilities charges	(217)	—	—	(245)	(219)
Arbitration decision	(71)	—	—	—	(71)
Acquisition-related costs	(44)	(12)	(1)	(1)	(14)
Changes in fair value of derivatives, net	(41)	—	—	(34)	(7)
Loss on extinguishment of debt	(27)	—	(75)	—	(27)
Severance	(16)	(11)	(10)	(25)	(13)
Amortization of inventory step-up	(26)	—	—	—	—
Currency exchange	(20)	—	—	26	—
Goodwill impairment	—	(125)	—	—	—
Other, net	(16)	14	(48)	(3)	(11)
Total Adjusted EBITDA	$773	$1,893	$3,155	$58	$854

RISK FACTORS
An investment in our common shares involves risk. Prior to making a decision about investing in our common shares, you should carefully consider the following risk factors, as well as the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2024, which are incorporated herein by reference. Some of the risks relate to this offering and ownership of our common shares and others relate to our business. Any of the following risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus supplement. Although the risks are organized by headings, and each risk is discussed separately, many are interrelated. While we believe we have identified and discussed below the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.
Risks Related to this Offering and Ownership of Our Common Shares
The market price and trading volume of our common shares may be volatile and the value of an investment in our common shares may decline.
The price of our common shares on the NYSE constantly changes. We expect that the market price of our common shares will continue to fluctuate. Our share price may fluctuate as a result of a variety of factors, many of which are beyond our control. Further, the sale or issuance of substantial amounts of our common shares, or the perception that additional sales or issuances could occur, could adversely affect the market price of our common shares, even if the business is doing well. In addition, the availability for sale of substantial amounts of our common shares could adversely impact the market price of our common shares. Any of the foregoing may also impair our ability to raise additional capital through the sale of our securities.
Future sales of our common shares in the public market could lower our share price, and the exercise of stock options or any additional capital raised by us through the sale of our common shares may dilute your ownership in us.
Sales of substantial amounts of our common shares in the public market by us, or by our existing shareholders upon the exercise of outstanding stock options or stock options granted in the future or by persons who acquire shares in this offering may adversely affect the market price of our common shares. Such sales could also create public perception of difficulties or problems with our business. These sales might also make it more difficult for us to sell securities in the future at a time and price that we deem appropriate.
With limited exceptions as described under the caption “Underwriting,” the lock-up agreements with the underwriter in this offering will prohibit certain shareholders from selling, contracting to sell or otherwise disposing of any of our common shares or securities that are convertible or exchangeable for our common shares or entering into any arrangement that transfers the economic consequences of ownership of our common shares for at least 60 days from the date of this prospectus supplement, although the underwriter may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. The underwriter has advised us that they have no present intent or arrangement to release any shares subject to a lock-up and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, the underwriter would consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market for our common shares and whether the shareholder requesting the release is an officer, director or other affiliate of ours. As a result of these lock-up agreements, notwithstanding earlier eligibility for sale under the provisions of Rule 144, none of these shares may be sold until at least 60 days after the date of this prospectus supplement.
As restrictions on resale expire or as shares are registered, our share price could drop significantly if the holders of these restricted or newly registered shares sell them or are perceived by the market as intending to sell them.
Further, in order to raise additional capital, we may in the future offer and issue additional common shares or other securities convertible into or exchangeable for our common shares. We cannot assure you that we will be able to sell common shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by you, and investors purchasing common shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional common shares or other securities convertible into or exchangeable for our common shares in future transactions may be higher or lower than the price per share in this offering paid by you.
U.S. federal income tax may be imposed on any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common shares if we are a “United States real property holding corporation.”
We believe we currently may be a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes. Assuming we are a USRPHC, subject to the next sentence, a non-U.S. holder generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of our common shares in the same manner as if such non-U.S. holder were a United States person (subject to an applicable income tax treaty providing otherwise) and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of our common shares. However, if and so long as our common shares continue to be “regularly traded on an established securities market,” as defined by applicable Treasury regulations, (i) the 15% withholding tax will not apply and (ii) unless such non-U.S. holder held, directly or constructively

(by application of certain attribution rules), at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the common shares, more than 5% of our common shares, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC. See “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Shares” in this prospectus supplement.
The ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income may be subject to certain limitations.
If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), the corporation’s net operating loss carryforwards (“NOLs”) and certain other tax attributes arising before the “ownership change” are subject to limitations after the “ownership change.” An “ownership change” under Section 382 of the Code generally occurs if one or more shareholders or groups of shareholders who own at least 5% of the corporation’s equity increase their ownership in the aggregate by more than 50 percentage points over their lowest ownership percentage within a rolling period that begins on the later of three years prior to the testing date and the date of the last “ownership change.” If an “ownership change” were to occur, Section 382 of the Code would impose an annual limit on the amount of pre-ownership change NOLs and other tax attributes the corporation could use to reduce its taxable income, potentially increasing and accelerating the corporation’s liability for income taxes, and also potentially causing tax attributes to expire unused. The amount of the annual limitation is determined based on a corporation’s value immediately prior to the ownership change.
As of September 30, 2025, after taking into account limitations (or disallowances) on use, we had approximately $1.9 billion and $3.4 billion of available U.S. federal and state NOLs, respectively. The use of our common shares in this offering and any subsequent issuances or sales of our shares (including transactions that are outside of our control) could cause us to experience an “ownership change.” If we experience an “ownership change” under Section 382 of the Code, further limitations (or disallowances) may apply and similar rules may also apply under state and foreign laws. Consequently, we may not be able to utilize a material portion of our NOLs and other tax attributes, which, in addition to increasing our U.S. federal and state income tax liability, could adversely affect our share price, financial condition, results of operations and cash flows.
If securities analysts or industry analysts downgrade our shares, publish negative research or reports, or do not publish reports about our business, our share price and trading volume could decline.
The trading market for our common shares is influenced by the research and reports that industry or securities analysts publish about us, our business and our industry. If one or more analysts adversely change their recommendation regarding our shares or our competitors’ stock, our share price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
Provisions in our corporate documents and Ohio law could have the effect of delaying, deferring or preventing a change in control of us, even if that change may be considered beneficial by some of our shareholders.
The existence of some provisions of our articles of incorporation and regulations and Ohio law could have the effect of delaying, deferring or preventing a change in control of us that a shareholder may consider favorable. These provisions include:
•the board of directors (“Board”) may fix the number of members of the Board;
•the Board is authorized to issue preferred shares, which could be issued by the Board to increase the number of outstanding securities of ours with voting rights and thwart a takeover attempt; and
•the Ohio Control Share Acquisition Statute and the Ohio Interested Shareholder Statute (each as described under “Description of Capital Stock”).
We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with the Board and by providing the Board with more time to assess any acquisition proposal, and are not intended to make the Company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay, defer or prevent an acquisition that the Board determines is not in the best interests of the Company and our shareholders.
Rights of our existing and future preferred shareholders may dilute the voting power or reduce the value of our common shares.
Our articles of incorporation authorize the Board to issue, without the approval of our shareholders, one or more classes or series of preferred shares having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common shares respecting dividends and voting rights, as the Board generally may determine. The terms of one or more future classes or series of preferred shares could dilute the voting power or reduce the value of our common shares. For example, the Board could grant holders of preferred shares the right to veto specified transactions on the happening of specified events. Similarly, the repurchase or redemption rights or liquidation preferences the Board could assign to holders of preferred shares could affect the residual value of the common shares.
Holders of our common shares may not receive dividends on their common shares.
We are not required to declare cash dividends on our common shares. Holders of our common shares are entitled to receive only such dividends as our Board may from time to time declare out of funds legally available for such payments. We are incorporated in Ohio and governed by the Ohio General Corporation Law, which allows a corporation to pay dividends, in general, in an amount that cannot exceed its surplus, as determined under Ohio law. Our ability to pay dividends will be subject to our future earnings, capital requirements and financial condition, as well as our compliance with covenants and financial ratios related to existing or future indebtedness, business prospects and other factors that our Board may deem relevant. Additionally, our ABL Facility contains, and agreements governing any of our future debt may contain, covenants and other restrictions that, in certain circumstances, could limit the level of dividends that we are able to pay on our common shares.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and estimated offering expenses, will be approximately $950.9 million. If the underwriter exercises its option to purchase additional common shares from us in full, we estimate that our net proceeds will be approximately $1.1 billion.
We intend to use the net proceeds to us from this offering to repay borrowings under our ABL Facility. Any remaining net proceeds will be used for general corporate purposes.
As of October 24, 2025, there was approximately $1,471 million outstanding under our ABL Facility bearing interest at a weighted average rate of 5.86% per year. Our ABL Facility matures on the earlier of June 9, 2028, or 91 days prior to the maturity of certain other material debt.
An affiliate of the underwriter is a lender under our ABL Facility and, as a result, will also receive a portion of net proceeds from this offering. See “Underwriting.”

CAPITALIZATION
The following table sets forth Cliffs’ cash and cash equivalents and consolidated capitalization as of September 30, 2025:
•on an actual basis reflecting our consolidated cash and cash equivalents and capitalization;
•on a pro forma basis to give effect to (i) the use of proceeds from our September 2025 offering of $850 million aggregate principal amount of our 7.625% 2034 Notes and (ii) our October 2025 offering of an additional $275 million aggregate principal amount of our 7.625% 2034 Notes and the use of proceeds therefrom; and
•on a pro forma as adjusted basis to give effect to this offering and the use of proceeds therefrom.
The information below is illustrative only and could be adjusted based on the actual terms and conditions of this offering.
The information in this table should be read in conjunction with “Summary—Recent Developments” and “Use of Proceeds” included elsewhere in this prospectus supplement, and our consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, which are incorporated by reference into this prospectus supplement, as well as the other financial information incorporated by reference into this prospectus supplement.

	(In Millions)
	As of September 30, 2025
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$66	$66	$66
Long-term debt(1):
5.875% Senior 2027 Notes	$556	$—	$—
7.000% Senior 2027 Notes	73	—	—
4.625% Senior 2029 Notes	368	368	368
6.875% Senior 2029 Notes	900	900	900
6.750% Senior 2030 Notes	750	750	750
4.875% Senior 2031 Notes	325	325	325
7.500% Senior 2031 Notes	850	850	850
7.000% Senior 2032 Notes	1,425	1,425	1,425
7.375% Senior 2033 Notes	900	900	900
7.625% Senior 2034 Notes	850	1,125	1,125
6.250% Senior 2040 Notes	235	235	235
AK Steel 2027 Notes	56	—	—
ABL Facility(1)	847	1,253	302
Unamortized discounts, premiums and issuance costs	(96)	(81)	(81)
Total long-term debt	$8,039	$8,050	$7,099
Shareholders’ Equity:
Common shares, par value $0.125 per share; 1,200,000,000 shares authorized, actual and as adjusted; 531,051,530 shares issued, actual and as adjusted; 494,679,326 shares outstanding, actual and as adjusted	66	66	76
Capital in excess of par value of shares	4,783	4,783	5,724
Retained deficit	(286)	(297)	(297)
Cost of common shares in treasury	(660)	(660)	(660)
Accumulated other comprehensive loss	1,563	1,563	1,563
Total shareholders’ equity	$5,466	$5,455	$6,406
Total capitalization	$13,505	$13,505	$13,505

(1)As of October 27, 2025, there was $1,471 million outstanding under the ABL Facility and $3,990 million of committed borrowing capacity under the ABL Facility based on a maximum borrowing base capacity of $4,750 million.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the terms and provisions of our capital stock and is qualified by reference to our articles of incorporation and regulations, which are attached as exhibits to filings we made with the SEC that are incorporated by reference herein, and to applicable provisions of Ohio law. See “Where You Can Find More Information” and “Information We Incorporate By Reference.”
Common Shares
We have authorized 1,200,000,000 common shares, par value $0.125 per share. The holders of our common shares are entitled to one vote for each share on all matters upon which shareholders have the right to vote and, upon proper notice, are entitled to cumulative voting rights in the election of directors. Our common shares do not have any preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund. Holders of our common shares are entitled to receive such dividends as our directors from time to time may declare out of funds legally available therefor. Entitlement to dividends is subject to the preferences granted to other classes of securities we have or may have outstanding in the future. In the event of our liquidation, holders of our common shares are entitled to share in any of our assets remaining after satisfaction in full of our liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities we have or may have outstanding in the future.
Preferred Stock
We have authorized 3,000,000 shares of serial preferred stock, Class A, without par value (“Class A Preferred Stock”) and 4,000,000 shares of serial preferred stock, Class B, without par value (“Class B Preferred Stock”). Under our Articles of Incorporation, our Board can issue, without further shareholder action, up to 3,000,000 shares of Class A Preferred Stock and up to 4,000,000 shares of Class B Preferred Stock, which we refer to collectively as Preferred Stock, in each case, with such rights and restrictions as our Board may determine, subject to any shares of Preferred Stock of the applicable class then outstanding.
Ohio Control Share Acquisition Statute
The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors who are employees of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Neither our articles of incorporation nor our regulations contain a provision opting out of this statute.
Ohio Interested Shareholder Statute
Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:
•the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or
•the Board of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.
After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a general discussion of the U.S. federal income tax considerations related to the acquisition, ownership, and disposition of our common shares by a non-U.S. holder, as defined below, that acquires our common shares pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based on the current provisions of the Code, applicable Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service ("the IRS"), all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect, which may result in tax consequences different from those discussed below. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to those discussed below or that any position taken by the IRS will not be sustained.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as the gift or estate tax laws, (ii) state, local or non-U.S. tax considerations, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, pension plans, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities or an investor in such entities or arrangements, U.S. expatriates or former long-term residents of the United States, or lenders under the ABL Facility that are being repaid with the net proceeds of this offering, (iv) the special tax rules that may apply to an investor that acquires, holds, or disposes of our common shares as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (v) the effect, if any, of the alternative minimum tax or Medicare contribution tax imposed on net investment income. This discussion assumes that a non-U.S. holder will hold our common shares issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code.
As used in this discussion, the term “United States person” means a person that is, or is treated for U.S. federal income tax purposes as, (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a United States person. As used in this summary, the term “non-U.S. holder” means a beneficial owner of our common shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a United States person.
The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and each partner thereof will generally depend upon the status and activities of the partnership and such partner. An investor that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to the partnership’s acquisition, ownership and disposition of our common shares.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSIDERATIONS RELATED TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE INCOME TAX TREATY.
Distributions on Common Shares
If we pay cash or distribute property to non-U.S. holders of our common shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common shares. Any remaining excess will be treated as gain from the sale or exchange of the common shares and will be treated as described under “—Gain on Sale, Exchange or Other Taxable Disposition of Common Shares” below.
Subject to the discussion below regarding backup withholding and FATCA, dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to submit to the applicable withholding agent a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, and certify under penalties of perjury that such non-U.S. holder is not a United States person and is eligible for the benefits of the applicable income tax treaty. These forms may need to be periodically updated. If a non-U.S. holder holds our common shares through a financial institution or other intermediary, such non-U.S. holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), generally are exempt from U.S. federal withholding tax. In order to obtain this exemption, a non-U.S. holder must provide the applicable withholding agent a properly completed IRS Form W-8ECI (or appropriate successor form) certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates generally applicable to a United States person. Dividends received by a corporate non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).
If a non-U.S. holder is eligible for a reduced rate of or an exemption from withholding tax pursuant to an income tax treaty, then such non-U.S. holder generally may obtain a refund of any excess amounts withheld if such non-U.S. holder timely files an appropriate claim for refund with the IRS.
Gain on Sale, Exchange or Other Taxable Disposition of Common Shares
Subject to the discussion below regarding backup withholding and FATCA, as defined below, any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common shares generally will not be subject to U.S. federal income or withholding tax unless:
•the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States),
•the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or
•we are or have been at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held the common shares a USRPHC, for U.S. federal income tax purposes, the non-U.S. holder is not eligible for an exemption under an applicable income tax treaty and either (i) our common shares cease to be regularly traded on an established securities market or (ii) such non-U.S. holder held more than 5% of our common shares at any time during the relevant period (as described below).
Gain that is described in the first bullet point above generally will be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates generally applicable to a United States person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty).
A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder.
With respect to the third bullet point above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe we currently may be a USRPHC. Assuming we are a USRPHC, subject to the next sentence, a non-U.S. holder generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of our common shares in the same manner as if such non-U.S. holder were a United States person (subject to an applicable income tax treaty providing otherwise) and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of our common shares. However, if and so long as our common shares continue to be “regularly traded on an established securities market,” as defined by applicable Treasury regulations, (i) the 15% withholding tax will not apply and (ii) unless such non-U.S. holder held, directly or constructively (by application of certain attribution rules), at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the common shares, more than 5% of our common shares, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC. Our common shares are currently listed on the NYSE and we believe that, for as long as our common shares continue to be so listed, our common shares will be treated as “regularly traded on an established securities market.”
Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.
Information Reporting and Backup Withholding
The amount of dividends paid to a non-U.S. holder on our common shares and the tax, if any, withheld with respect to those dividends generally must be reported annually to the IRS and to such non-U.S. holder of our common shares. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common shares to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a United States person.
Under some circumstances, Treasury regulations require backup withholding currently at a rate of 24%, on reportable payments with respect to our common shares. A non-U.S. holder generally may eliminate the requirement for U.S. federal backup withholding by providing the applicable withholding agent certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, or by otherwise establishing an exemption. Notwithstanding the foregoing, U.S. federal backup withholding may apply if the payor has actual knowledge, or reason to know, that the non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, the amount of any U.S. federal backup withholding generally will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.
FATCA Withholding
Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder, commonly referred to as FATCA, a “non-financial foreign entity” or “foreign financial institution” generally will be subject to a 30% withholding tax on dividends paid on our common shares and gross proceeds from the sale or other taxable disposition of our common shares (whether such entity or institution is the beneficial owner of our common shares or acting as an intermediary), unless (i) if the non-U.S. holder is a “non-financial foreign entity,” it provides the applicable withholding agent with certain documentation relating to its substantial U.S. owners, or otherwise certifies that it does not have any substantial U.S. owners, (ii) if the non-U.S. holder is a “foreign financial institution,” it enters into an agreement with the Department of Treasury to, among other things, report certain information regarding its accounts with or debt and equity interests held by certain United States persons and withhold tax with respect to certain account holders and holders of debt and equity interests, and it establishes its compliance with these rules by providing to the applicable withholding agent an IRS Form W-8BEN, W-8BEN-E, or other applicable IRS Form W-8 (or an appropriate successor form) or (iii) the non-U.S. holder otherwise qualifies for an exemption from these rules and establishes such exemption by providing the applicable withholding agent with an IRS Form W-8BEN, W-8BEN-E, or other applicable IRS Form W-8 (or an appropriate successor form). However, the IRS has issued proposed Treasury regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of dividends). Pursuant to the preamble to the proposed Treasury regulations, any applicable withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until final Treasury regulations are issued or until the proposed Treasury regulations are withdrawn. The rules relating to FATCA described above may be modified by an applicable intergovernmental agreement between the United States and the jurisdiction in which the non-U.S. holder (or any intermediary acting on its behalf) is a resident or is organized.
We will not pay any additional amounts to non-U.S. holders with respect to any amounts withheld, including pursuant to FATCA. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such taxes. Non-U.S. holders should consult their own tax advisors regarding how FATCA may apply to their ownership and disposition of our common shares.

UNDERWRITING
UBS Securities LLC is acting as the sole underwriter in this offering. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us 75,000,000 common shares.
Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the common shares (other than those covered by the underwriter’s option to purchase additional common shares described below) sold under the underwriting agreement if any of these common shares are purchased.
We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.
The underwriter is offering the common shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The underwriter proposes to offer the common shares from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the common shares offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of common shares for whom they may act as agents or to whom they may sell as principal. The underwriter may receive from purchasers of the common shares normal brokerage commissions in amounts agreed with such purchasers. Sales of common shares made outside of the United States may be made by affiliates of the underwriter.
The expenses of the offering, not including the underwriting discount, are estimated at $0.8 million. We have agreed to reimburse the underwriter for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority.
Option to Purchase Additional Common Shares
We have granted an option to the underwriter, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 11,250,000 additional common shares from us at the public offering price, less the underwriting discount.
No Sales of Similar Securities
We and our executive officers and directors have agreed, subject to certain customary exceptions, not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 60 days after the date of this prospectus supplement without first obtaining the written consent of the underwriter. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:
•offer, pledge, sell or contract to sell any common shares;
•sell any option or contract to purchase any common shares;
•purchase any option or contract to sell any common shares;
•grant any option, right or warrant for the sale of any common shares;
•lend or otherwise dispose of or transfer any common shares;
•request or demand that we file a registration statement related to the common shares; or
•enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.
This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
With respect to us, the lock-up provisions described above do not apply to:

•any common shares issued upon the exercise or settlement of any equity awards under our equity compensation plans;
•the grant of options and other equity awards under our equity compensation plans;
•any common shares to be issued under our deferred compensation plans and savings plans; and
•any issuance of our common shares, options, warrants or other convertible securities relating to our common shares in connection with any bona fide merger, acquisition, business combination, joint venture or strategic or commercial relationship, to a third party or group of third parties (each, a “Strategic Transaction”), provided that the recipient of such common shares, options, warrants or other convertible securities relating to stock so issued shall agree to be bound by the lock-up provisions until the expiration of the 60-day lock-up period, and provided that the amount of common shares, options, warrants or other convertible securities relating to common shares issued in all Strategic Transactions in the aggregate do not exceed an amount greater than 15% of the common shares outstanding on the date of such Strategic Transaction.
NYSE Listing
The common shares are listed on the NYSE under the symbol “CLF.”
Price Stabilization, Short Positions
Until the distribution of the common shares is completed, SEC rules may limit the underwriter from bidding for and purchasing our common shares. However, the underwriter may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriter may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of common shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional common shares described above. The underwriter may close out any covered short position by either exercising its option to purchase additional common shares from us or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriter will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which it may purchase common shares from us through the option we granted to it. “Naked” short sales are sales in excess of such option. The underwriter must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriter in the open market prior to the completion of this offering.
Similar to other purchase transactions, the underwriter’s purchases to cover short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.
None of the Company or the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, none of the Company or the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
The underwriter and its affiliates have, from time to time, provided and/or are currently providing investment banking and financial advisory services to us and our affiliates. For example, an affiliate of the underwriter is a lender under our ABL Facility and will receive a portion of the net proceeds to us from this offering used to repay the ABL Facility, if any. The underwriter and its affiliates may in the future provide various investment banking and other services to us, and our affiliates, for which they would receive customary compensation from us.
In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter or its affiliates that have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies. Typically, investment banking and other financial institutions, like the underwriter and its affiliates, would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common shares offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to Prospective Investors in Canada
The Company is a “reporting issuer” in each of the provinces and territories of Canada within the meaning of applicable Canadian securities laws, however the distribution of the common shares in Canada is being made only on a private placement basis and is exempt from the requirement that the Company prepare and file a prospectus with the applicable securities regulatory authorities. Any resale of the common shares offered hereby in Canada must be made in accordance with applicable securities laws, which vary depending on the province. These resale restrictions may in some circumstances apply to a resale of the common shares made outside of Canada. The certificate representing the common shares, if any, will contain a legend substantially to the following effect:
“UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DATE OF DISTRIBUTION OF THE COMMON SHARES.”
Purchasers of the common shares offered hereby are advised that the common shares will not be listed on any stock exchange in Canada and that no public market is expected to exist for the common shares in Canada following the offering.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area, (each a "Relevant State"), no common shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of common shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)    to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or
(c)    in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of common shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any common shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to the common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
No common shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the common shares which has been approved by the Financial Conduct Authority, except that the common shares may be offered to the public in the United Kingdom at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the U.K. Prospectus Regulation), subject to obtaining the prior consent of the Representatives for any such offer; or
(c)    in any other circumstances falling within Section 86 of the FSMA.
provided that no such offer of the common shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the common shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares and the expression “U.K. Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the U.K. Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the "Order," and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the common shares in the United Kingdom within the meaning of the FMSA.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in the Abu Dhabi Global Market (ADGM)
This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules of the Financial Services Regulatory Authority (the “FSRA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Rules of the FSRA. It must not be delivered to, or relied on by, any other person. The FRSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The FRSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement or the accompanying prospectus. The common shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.
In relation to its use in the ADGM, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the common shares may not be offered or sold directly or indirectly to the public in the ADGM.
Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)
This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement or the accompanying prospectus. The common shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the common shares may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in the United Arab Emirates
The common shares to which this prospectus supplement and the accompanying prospectus relate have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Abu Dhabi Global Market and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab

Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority, the Dubai Financial Services Authority or any other relevant licensing authority in the United Arab Emirates.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC") in relation to the offering of common shares. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 ("Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the common shares may only be made to persons ("Exempt Investors") who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise. Any person acquiring common shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Switzerland
This prospectus supplement does not constitute an offer to the public or a solicitation to purchase or invest in any common shares. No common shares have been offered or will be offered to the public in Switzerland, except that offers of common shares may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):
(a)to any person which is a professional client as defined under the FinSA;
(b)to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the representatives for any such offer; or
(c)in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of common shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA.
The common shares have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this document nor any other offering or marketing material relating to the common shares constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the common shares may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Hong Kong
The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan

The common shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of April 13, 1948, as amended; the “FIEA”). Accordingly, none of the common shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the account of or the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account of or the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Singapore
Each representative has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each representative has represented and agreed that it has not offered or sold any common shares or caused the common shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any common shares or cause the common shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares, whether directly or indirectly, to any person in Singapore other than:
(a)to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;
(b)to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
(c)otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:
i.to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;
ii.where no consideration is or will be given for the transfer;
iii.where the transfer is by operation of law;
iv.as specified in Section 276(7) of the SFA; or
v.as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

LEGAL MATTERS
Jones Day will pass upon the validity of our common shares offered by this prospectus supplement. Certain legal matters relating to this offering will be passed upon for the underwriter by Davis Polk & Wardwell LLP.
EXPERTS
Deloitte & Touche LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of our internal control over financial reporting as of December 31, 2024, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Deloitte & Touche LLP’s reports, given on their authority as experts in accounting and auditing.
The consolidated financial statements of Stelco Holdings Inc. as at December 31, 2023 and December 31, 2022, and for the years then ended, incorporated by reference in this prospectus, have been audited by KPMG LLP, independent auditors, as stated in their report which is incorporated by reference herein.

Prospectus
Cleveland-Cliffs Inc.
Common Shares
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
Debt Securities
Units
We may offer and sell from time to time our common shares, preferred stock, depositary shares, warrants, subscription rights and debt securities, as well as units that include any of these securities.
We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.
We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.
Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” on page 8 of this prospectus and the information included and incorporated by reference in this prospectus.
________________________
Our common shares are listed on the New York Stock Exchange under the symbol “CLF.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.
________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________________
The date of this prospectus is October 29, 2025.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.
This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”
We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
References in this prospectus to the terms “we,” “us,” “our” or “Cliffs” or other similar terms mean Cleveland-Cliffs Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov.
We make available, free of charge, on our website at www.clevelandcliffs.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:
•our Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on February 25, 2025);
•our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 (filed with the SEC on May 8, 2025), June 30, 2025 (filed with the SEC on July 23, 2025) and September 30, 2025 (filed with the SEC on October 22, 2025);
•our Current Reports on Form 8-K filed with the SEC on January 3, 2025, January 17, 2025, February 3, 2025 (with respect to Item 8.01 only), February 6, 2025, May 21, 2025, September 3, 2025, September 8, 2025, October 7, 2025 and October 10, 2025; and
•our Definitive Proxy Statement on Schedule 14A (filed with the SEC on April 2, 2025), to the extent incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2024;
•the description of our common shares contained in Exhibit 4.27 to our Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on February 25, 2025), and any subsequently filed amendments and reports updating such description.
We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.clevelandcliffs.com or by requesting the filings in writing or by telephone at the following address and telephone number.
Cleveland-Cliffs Inc.
Investor Relations
200 Public Square
Suite 3300
Cleveland, Ohio 44114
Telephone Number: (216) 694-5700

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “anticipate,” “assume,” “believe,” “build,” “continue,” “create,” “design,” “estimate,” “expect,” “focus,” “forecast,” “future,” “goal,” “guidance,” “imply,” “intend,” “look,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “strategy,” “target,” “work,” “could,” “may,” “should,” “will,” “would” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements with respect to our business, strategy and plans and future financial condition and performance. These statements speak only as of the date of this prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by such forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:
•continued volatility of steel, scrap metal and iron ore market prices, which directly and indirectly impact the prices of the products that we sell to our customers;
•uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry;

•potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity and production, prevalence of steel imports, reduced market demand and oversupply of iron ore;

•severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges of one or more of our major customers, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us;

•risks related to U.S. government actions and other countries' reactions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports;

•impacts of existing and changing governmental regulation, including actual and potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements, and reclamation and remediation obligations;

•potential impacts to the environment or exposure to hazardous substances resulting from our operations;

•our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business, or to repurchase our common shares;

•our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all;

•adverse changes in credit ratings, interest rates, foreign currency rates and tax laws;

•challenges to successfully implementing our business strategy to achieve operating results in line with our guidance;

•the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, antitrust claims, environmental matters, government investigations, occupational or personal injury claims, property-related matters, labor and employment matters, or suits involving legacy operations and other matters;

•supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, other alloys, coke and metallurgical coal, and critical manufacturing equipment and spare parts;

•problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us;

•the risk that the cost or time to implement a strategic or sustaining capital project may prove to be greater than originally anticipated;
•our ability to consummate any public or private acquisition or divestiture transactions and the transactions contemplated by the Memorandum of Understanding announced in October 2025 and to realize any or all of the anticipated benefits or estimated future synergies, including any expected accretion, as well as to successfully integrate any acquired businesses into our existing businesses;

•uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events;

•cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of our or third parties' sensitive or essential business or personal information and the inability to access or control systems;

•liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets, trigger contractual liabilities or termination costs, and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine;

•our ability to realize the anticipated synergies or other expected benefits of the completed acquisition on November 1, 2024 of Stelco Holdings Inc. (the “Stelco Acquisition”), as well as the impact of additional liabilities and obligations incurred in connection with the Stelco Acquisition;

•our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks;

•uncertainties associated with our ability to meet customers’ and suppliers’ decarbonization goals and reduce our greenhouse gas ("GHG") emissions in alignment with our own announced targets;

•challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces GHG emissions, and our ability to foster a consistent operational and safety track record;

•our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, option, easement or other possessory interest for any mining property;

•our ability to maintain satisfactory labor relations with unions and employees;

•unanticipated or higher costs associated with pension and other postretirement benefits obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations;

•uncertain availability or cost of skilled workers to fill critical operational positions and potential labor shortages caused by experienced employee attrition or otherwise, as well as our ability to attract, hire, develop and retain key personnel;

•our ability to complete the requisite technical and economic studies to determine the economic potential for extraction of rare earths at our properties, and the risk that rare-earth extraction at our properties may be uneconomical;

•potential significant deficiencies or material weaknesses in our internal control over financial reporting; and
•other risks described in our Annual Report on Form 10-K for the year ended December 31, 2024.
These factors and the other risk factors described in this prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

OUR BUSINESS
We are a leading North America-based steel producer with focus on value-added sheet products, particularly for the automotive industry. We are vertically integrated from the mining of iron ore, production of pellets and direct reduced iron, and processing of ferrous scrap through primary steelmaking and downstream finishing, stamping, tooling and tubing. Headquartered in Cleveland, Ohio, we employ approximately 30,000 people across our operations in the United States and Canada. More than 90% of our hourly workforce is represented by three prominent unions - United Steelworkers, United Auto Workers and International Association of Machinists and Aerospace Workers.
Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315. Our main telephone number is (216) 694-5700, and our website address is www.clevelandcliffs.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

RISK FACTORS
Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which have been or will be incorporated by reference into this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS
Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:
•reduction or refinancing of outstanding indebtedness or other corporate obligations;
•additions to working capital;
•capital expenditures;
•strategic investments; and
•repurchases of our common shares.
Pending any specific application, we may initially invest funds in short-term, interest-bearing obligations.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the terms and provisions of our capital stock. The rights of our shareholders are governed by the Ohio Revised Code, our Fourth Amended Articles of Incorporation, as amended, which we refer to as our Articles of Incorporation, and our Regulations, which we refer to as our regulations. This summary is qualified by reference to our governing corporate instruments to which we have referred you and applicable provisions of Ohio law. To obtain a copy of our Articles of Incorporation and regulations, see “Where You Can Find More Information.”
Common Shares
We have authorized 1,200,000,000 common shares, par value $0.125 per share. The holders of our common shares are entitled to one vote for each share on all matters upon which shareholders have the right to vote and, upon proper notice, are entitled to cumulative voting rights in the election of directors. Our common shares do not have any preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund. Holders of our common shares are entitled to receive such dividends as our directors from time to time may declare out of funds legally available therefor. Entitlement to dividends is subject to the preferences granted to other classes of securities we have or may have outstanding in the future. In the event of our liquidation, holders of our common shares are entitled to share in any of our assets remaining after satisfaction in full of our liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities we have or may have outstanding in the future.
The transfer agent and registrar for our common shares is Broadridge Corporate Issuer Solutions.
Preferred Stock
We have authorized 3,000,000 shares of serial preferred stock, Class A, without par value, which we refer to as Class A Preferred Stock, and 4,000,000 shares of serial preferred stock, Class B, without par value, which we refer to as Class B Preferred Stock. Under our Articles of Incorporation, our board of directors can issue, without further shareholder action, up to 3,000,000 shares of Class A Preferred Stock and up to 4,000,000 shares of Class B Preferred Stock, which we refer to collectively as Preferred Stock, in each case, with such rights and restrictions as authorized by our board of directors, subject to any shares of Preferred Stock of the applicable class then outstanding. We will distribute a prospectus supplement with regard to each series of preferred stock offered under this prospectus. Each prospectus supplement will describe, as to the preferred stock to which it relates:
•the title of the series;
•the voting rights of the holders of shares of preferred stock;
•the dividends, if any, which will be payable with regard to the series;
•the terms, if any, on which the series may or will be redeemed;
•the preference, if any, to which holders of the series will be entitled upon our liquidation;
•the right, if any, of holders of the series to convert them into another class of shares or securities; and
•any other material terms of the series.
Ohio Control Share Acquisition Statute
The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors who are employees of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to such corporation. Neither our Articles of Incorporation nor our regulations contain a provision opting out of this statute.

Ohio Interested Shareholder Statute
Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:
•the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or
•the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.
After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the corporation’s shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

DESCRIPTION OF DEPOSITARY SHARES
General
We may offer depositary shares representing fractional shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The particular terms of the depositary shares, including the fraction of a share of preferred stock that such depositary share will represent, and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered, will be described in the applicable prospectus supplement.
The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the bank depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the shares of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock will be made available to the holders of depositary shares.
The following description is a general summary of some common provisions of a deposit agreement and the related depositary receipts. The description below and in any prospectus supplement does not include all of the terms of the deposit agreement and the related depositary receipts. Copies of the form of deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the deposit agreement and the related depositary receipts, if and when they are filed, see “Where You Can Find More Information.”
Dividends and Other Distributions
If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.
Redemption of Depositary Shares
If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by the holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the bank depositary or us only if:
•all outstanding depositary shares have been redeemed; or
•there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of us and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
Withdrawal of Preferred Stock
Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by a holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.
Miscellaneous
The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of preferred stock.
Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control from performing our obligations under the deposit agreement. The obligations of the bank depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Resignation and Removal of Bank Depositary
The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and the successor’s acceptance of this appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the deposit agreement.

DESCRIPTION OF WARRANTS
General
We may issue warrants for the purchase of common shares, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.
Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, if and when they are filed, see “Where You Can Find More Information.”
Debt Warrants
The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:
•the title of the warrants;
•the offering price for the warrants, if any;
•the aggregate number of the warrants;
•the designation and terms of the debt securities purchasable upon exercise of the warrants;
•if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;
•if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;
•the dates on which the right to exercise the warrants will commence and expire;
•if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;
•information relating to book-entry procedures, if any;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material United States federal income tax considerations;
•anti-dilution provisions of the warrants, if any;
•redemption or call provisions, if any, applicable to the warrants;
•any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•any other information we think is important about the warrants.

Stock Warrants
The prospectus supplement relating to a particular issue of warrants to issue common shares, preferred stock or depositary shares will describe the terms of the common shares warrants, preferred stock warrants and depositary shares warrants, including the following:
•the title of the warrants;
•the offering price for the warrants, if any;
•the aggregate number of the warrants;
•the designation and terms of the common shares, preferred stock or depositary shares that may be purchased upon exercise of the warrants;
•if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
•if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;
•the number of common shares, shares of preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;
•the dates on which the right to exercise the warrants commence and expire;
•if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material United States federal income tax considerations;
•anti-dilution provisions of the warrants, if any;
•redemption or call provisions, if any, applicable to the warrants;
•any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•any other information we think is important about the warrants.
Exercise of Warrants
Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of common shares, shares of preferred stock or depositary shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.
Until a holder exercises the warrants to purchase our common shares, preferred stock, depositary shares or debt securities, the holder will not have any rights as a holder of our common shares, preferred stock, depositary shares or debt securities, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue to our shareholders subscription rights to purchase our common shares, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The particular terms of the subscription rights and the extent, if any, to which the general terms and provisions may apply to the subscription rights so offered will be described in the applicable prospectus supplement.
Subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our shareholders. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us. A copy of the form of subscription rights certificate will be filed with the SEC each time we issue subscription rights, and you should read that document for provisions that may be important to you. For more information on how you can obtain a copy of any subscription rights certificate, see “Where You Can Find More Information.”
The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:
•the exercise price for the subscription rights;
•the number of subscription rights issued to each shareholder;
•the extent to which the subscription rights are transferable;
•any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;
•the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and
•the material terms of any standby underwriting agreement entered into by us in connection with the subscription rights offering.

DESCRIPTION OF DEBT SECURITIES
The following description sets forth certain general terms and provisions of the debt securities that we may issue. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.
The debt securities will be issued under an indenture, dated as of March 17, 2010, between us and U.S. Bank National Association (predecessor in interest to U.S. Bank Trust Company, National Association), as trustee. The indenture, and any supplemental indentures thereto, are subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”
Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “we,” “us,” “our” or “Cliffs” in this section, we mean Cleveland-Cliffs Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.
Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, senior unsecured obligations and will rank equally with all of our other unsecured indebtedness.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, supplemental indenture or officers’ certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series. Debt securities may differ between series in respect to any matter, but all series of debt securities will be equally and ratably entitled to the benefits of the indenture. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered the aggregate principal amount and the following terms of the debt securities, if applicable:
•the title of the series of debt securities;
•the price or prices (expressed as a percentage of the principal amount) at which the series of debt securities will be issued;
•any limit on the aggregate principal amount of the series of debt securities;
•the date or dates on which the principal of the series of debt securities is payable;
•the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;
•the place or places where the principal of and interest, if any, on the series of debt securities will be payable;
•if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the series of debt securities may be redeemed (in whole or in part) at our option;
•any obligation we may have to redeem or purchase the series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the series of debt securities and the terms and conditions of such obligation;
•the dates, if any, on which and the price or prices at which we will repurchase the series of debt securities at the option of the holders of that series of debt securities and other detailed terms and provisions of such repurchase obligations;
•the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•the form of the series of debt securities and whether the series of debt securities will be issuable as global debt securities and any appropriate legends if the debt securities are discount securities;

•the portion of principal amount of the series of debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount thereof;
•the currency of denomination of the series of debt securities and, if other than U.S. Dollars or the euro, the agency or organization, if any, responsible for overseeing such currency;
•the designation of the currency, currencies or currency units in which payment of principal of and interest, if any, on the series of debt securities will be made;
•if payments of principal of or interest, if any, on the series of debt securities will be made in one or more currencies or currency units other than that or those in which the series of debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;
•the manner in which the amounts of payment of principal of or interest, if any, on the series of debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;
•any provisions relating to any security provided for the series of debt securities;
•any event of default that applies to the series of debt securities and the rights of the trustee or the requisite holders of the series of debt securities to declare the principal amount thereof due and payable;
•any covenants with respect to the series of debt securities;
•any other terms of the series of debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such series);
•any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture;
•any provisions relating to conversion of the series of debt securities (including price, period, whether such conversion is mandatory or is at the option of the holders or at our option, events requiring an adjustment of conversion price and provisions affecting conversion of the series of debt securities redeemed);
•whether the series of debt securities will be senior or subordinated debt securities and, if applicable, a description of the subordination terms thereof; and
•any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the series of debt securities.
In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest, if any, on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, which we refer to as the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security) as set forth in the applicable prospectus supplement. Except as set forth under the heading “—Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities (except as expressly permitted under the indenture), but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may effect the transfer of certificated debt securities and the right to receive the principal of and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us of the certificate to the new holder or the issuance by us of a new certificate to the new holder.
Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be issued to the Depositary or a nominee of the Depositary and registered in the name of the Depositary or a nominee of the Depositary.
The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.
Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.
So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.
We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to such global debt security for purposes of obtaining any consents, declarations, waivers or directions required to be given by holders of the debt securities pursuant to the indenture.
We will make payments of principal of and premium and interest, if any, on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.
We expect that the Depositary, upon receipt of any payment of principal of or premium or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
We will issue certificated debt securities in exchange for each global debt security only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for such global debt security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 90 days of such event or (ii) we execute and deliver to the trustee an officers’ certificate to the effect that such global debt security shall be so exchangeable. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.
We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF UNITS
We may issue units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.
Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. Copies of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, if and when they are filed, see “Where You Can Find More Information.”
The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:
•the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION
We may sell the offered securities in and outside the United States:
•through underwriters or dealers;
•directly to purchasers;
•in a rights offering;
•in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, or the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;
•through agents; or
•through a combination of any of these methods.
The prospectus supplement will include the following information:
•the terms of the offering;
•the names of any underwriters or agents;
•the name or names of any managing underwriter or underwriters;
•the purchase price or initial public offering price of the securities;
•the net proceeds from the sale of the securities;
•any delayed delivery arrangements;
•any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•any discounts or concessions allowed or reallowed or paid to dealers;
•any commissions paid to agents; and
•any securities exchanges on which the securities may be listed.
Sale through Underwriters or Dealers
If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our security holders. We may pay the underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offerings may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time at fixed prices or at varying prices determined at the time of sale. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.
Remarketing Arrangements
Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
Jones Day will pass upon the validity of the securities being offered hereby.
EXPERTS
The financial statements of Cleveland-Cliffs Inc. incorporated by reference in this prospectus, and the effectiveness of Cleveland-Cliffs Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.
The consolidated financial statements of Stelco Holdings Inc. as at December 31, 2023 and December 31, 2022, and for the years then ended, incorporated by reference in this prospectus, have been audited by KPMG LLP, independent auditors, as stated in their report which is incorporated by reference herein.
Information relating to Cleveland-Cliffs Inc. and its subsidiaries’ mineral properties contained in the documents incorporated by reference herein was derived from the technical report summaries prepared by, and has been incorporated by reference upon the authority of, SLR International Corporation, as qualified person with respect to the matters covered by such reports and in giving such reports.

Cleveland-Cliffs Inc.

75,000,000 Common Shares

UBS Investment Bank